Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2013, relating to the financial statements and financial highlights of Reynolds Funds, Inc., comprising the Reynolds Blue Chip Growth Fund, for the year ended September 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 28, 2014